UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2019

Millendo Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35890	45-1472564
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

110 Miller Avenue, Suite 100 Ann Arbor, Michigan	48104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (734) 845-9000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. of Form 8-K):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	MLND	The Nasdaq Capital Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement

The information under Item 8.01 of this Current Report regarding the Underwriting Agreement (as defined therein) entered into by Millendo Therapeutics, Inc. (“the Company”) is incorporated herein by reference.

Item 8.01	Other Events

On December 4, 2019, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc. and SVB Leerink LLC, as representatives of the several underwriters named therein (the “Underwriters”), relating to the sale and issuance of 4,166,667 shares of the Company’s common stock. The price to the public in this offering was $6.00 per share. The net proceeds to the Company from this offering are expected to be approximately $23.1 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the offering to fund the continued development of the product candidates in its pipeline, and for working capital, capital expenditures and general corporate purposes. The offering is scheduled to close on or about December 9, 2019, subject to customary closing conditions. In addition, under the terms of the Underwriting Agreement, the Company granted the Underwriters an option, exercisable for 30 days, to purchase up to 625,000 additional shares of common stock at the same price to the public, less the underwriting discounts and commissions.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The offering was made pursuant to the Company’s registration statement on Form S-3 (Registration Statement No. 333-230749), which was declared effective by the Securities and Exchange Commission on April 18, 2019, and a prospectus supplement thereunder. The Underwriting Agreement is filed as Exhibit 1.1 to this report and the description of the terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit. A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the shares in the offering is attached as Exhibit 5.1 hereto.

On December 4, 2019, the Company issued a press release announcing that it had commenced the offering and a press release announcing that it had priced the offering. Copies of these press releases are attached as Exhibits 99.1 and 99.2 hereto, respectively.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

1.1	Underwriting Agreement, dated December 4, 2019

5.1	Opinion of Cooley LLP

23.1	Consent of Cooley LLP (included in Exhibit 5.1)

99.1	Millendo Therapeutics Announces Proposed Public Offering of Common Stock, dated December 4, 2019

99.2	Millendo Therapeutics Announces Pricing Of Public Offering of Common Stock, dated December 4, 2019

Forward-Looking Statements

Certain statements in this report that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements relating to the closing of the transaction contemplated by the Underwriting Agreement and the expected net proceeds to us from the offering. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those stated in any such statements due to various factors, including uncertainties related to satisfaction of customary closing conditions, some of which are discussed in the section captioned “Risk Factors” in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2019 as well as the Company’s subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this report to reflect events or circumstances after the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 5, 2019	Millendo Therapeutics, Inc.

	By:	/s/ Julia C. Owens
	Name:	Julia C. Owens
	Title:	President and Chief Executive Officer